From the President
July 29, 2014

TO: All Members

SUBJECT: Second Quarter 2014 Financial Results, Dividend Payment and Changes to the Bank’s Capital Plan

This letter includes important information regarding your investment in our cooperative. I hope you will read it carefully.

Second Quarter Earnings Release

The attached news release includes information on our second quarter performance:

•	Net income of $44.6 million for the second quarter of 2014, compared to $32.0 million for 2013

•	A dividend of 4.00 percent annualized

These results show continuing progress and strength, and add to our support of affordable housing and community development in our region. Please see the news release for additional details on our unaudited financial results for the second quarter of 2014.

Dividend Payment

Based on our performance, the Board of Directors declared the dividend of 4.00 percent annualized. The dividend will be calculated on stockholders’ average capital stock held during the period April 1 to
June 30, 2014, and will be credited to your demand deposit account (DDA) tomorrow, July 30.

Capital Plan Changes

The attached flier outlines changes to the Bank’s Capital Plan, which become effective October 6 and 7, 2014.

•	Subclasses of capital stock are created: B1 Membership and B2 Activity

•	Requirement for Membership Stock is reduced: less investment for the same access to liquidity and other membership benefits

•	Activity stock requirements remain the same; however, ranges have broadened for some products

•	B1 and B2 stock receive the same dividend through the remainder of 2014.

As a reminder, our quarterly conference call is scheduled for Friday, August 1, at 9 a.m. You will have an opportunity to ask questions regarding these announcements on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer